UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 17, 2020

Ring Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36057	90-0406406
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

901 West Wall St. 3rd Floor Midland, TX	79701

(Address of principal executive offices) (Zip Code)

(432) 682-7464

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	REI	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 17, 2020, Ring Energy, Inc. (the “Company”), as borrower, entered into a second amendment (the “Amendment”) to its amended and restated credit agreement dated April 9, 2019 (“Credit Facility”) with Truist Bank, successor by merger to SunTrust Bank, as lender, issuing bank and administrative agent for several banks and other financial institutions and lenders thereto. The Amendment reduces the Company’s borrowing base under the Credit Facility from $425.0 million to $375.0 million and, to the extent there is a Borrowing Base Deficiency, provides for the payment of such deficiency in five equal installments, each equal to one-fifth of such Borrowing Base Deficiency, the first of which is due on the thirtieth day following the Amendment Effective Date (as defined in the Amendment). As of May 31, 2020, the Company had approximately $388 million outstanding on the Credit Facility; however, through the use of hedge revenue and surplus capital, the Company has reduced the current outstanding balance to $375 million.

Additionally, the Amendment, among other things, (i) requires a mandatory prepayment of borrowings to the extent the Consolidated Cash Balance (as defined in the Amendment) exceeds $20.0 million, which such Consolidated Cash Balance excludes certain amounts relating to the Company’s payroll and benefits, working interest and royalty payments to third parties, escrow and indemnity holdback obligations in connection with purchase and sale agreements, and equity contributions and issuances of capital stock by the Company; (ii) restricts the Company from making borrowings under the Credit Facility if the Company has or, after giving effect to the borrowing, will have a Consolidated Cash Balance in excess of $20.0 million; (iii) amends the Leverage Ratio covenant to not greater than 4.75 to 1.0 as of the last day of the fiscal quarter ending September 30, 2020; (iv) increases the required mortgage coverage on the total value of the oil and gas properties included in the Company’s most recent reserve report from 80% to 90%; and (v) increases the margin and commitment fee on loans.

As previously announced, the Company entered into a purchase and sale agreement to sell its Delaware Basin assets located in Culberson and Reeves Counties, Texas. The Amendment permits the sale of the Company’s Delaware Basin assets, provided that certain conditions are met upon commencement of the sale (including, among other conditions, an automatic reduction in the borrowing base by $20.0 million and the prepayment of the principal amount of $20.0 million). The Company projects the sale to close on or before the end of July.

A copy of the Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. The description of the Amendment in this Current Report on Form 8-K is a summary and is qualified in its entirety by reference to the complete text of the Amendment.

Item 2.02	Results of Operations and Financial Condition

On June 17, 2020, the Company issued a press release announcing the Amendment. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation

Please see the disclosure under Item 1.01 of this Current Report on Form 8-K, which disclosure is incorporated into this Item 2.03.

Item 7.01	Regulation FD Disclosure

The information set forth under Item 2.02 of this Current Report on Form 8-K is hereby incorporated in Item 7.01 by reference.

On June 17, 2020, the Company made available on its website a presentation entitled “Corporate Presentation”, which can be accessed by going to www.ringenergy.com , selecting the “Investors” tab, and then selecting the “Events and Presentations” tab. A copy of the presentation is furnished as Exhibit 99.2 to this Current Report on Form 8-K, which is incorporated by reference herein.

The information in Item 2.02 and Item 7.01 of this Current Report on Form 8-K, including the attached Exhibit 99.1 and Exhibit 99.2, is being furnished pursuant to Item 2.02 and Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Title of Document

10.1	Second Amendment to Amended and Restated Credit Agreement, dated June 17, 2020, by and among Ring Energy, Inc., the lenders party thereto, and Truist Bank, as administrative agent for the lenders and as issuing bank.

99.1	Press Release dated June 17, 2020.

99.2	Corporate Presentation dated June 17, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ring Energy, Inc.

Date: June 19, 2020	By:	/s/ William R. Broaddrick
William R. Broaddrick
Chief Financial Officer